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                                                                   EXHIBIT 10(c)

CONTRACT OF READS YOU OF SERVICES In Marbella at GATHERED September of 2000 27

Of to part D. Yves Horoit, bigger than age, manager, of Belgian nationality, with N.I.E.: X-1182796-K, and with home to effects of the present contract in Avda. Severe Ochoa, n. 28, 3aA in Marbella, Malaga,

Of other, D. Francisco Fort Ruiz, bigger than age, lawyer, married, with D.N.I. 24.884.093-W and with home to effects of the present contract in Ronda of the Golf This Combined Hole 15, he/she marries 3, Urb. Torrequebrada, Benalmadena.

THEY INTERVENE

The first of them, D Yves Horoit, in yam and representation of the society I.T.S. EUROPE, S.L with C.I.F.: B-29707585 and dedicated to the trade of services of telecommunications, with equal home that their representative, constituted by indefinite cheats before the Notary of Marbella Dna.Amelia Bergillos Moreton the day January 23 of 1995 to the n. 151 of their protocol. Inscribed in the Mercantile Registration from Malaga to the Volume 1.639, I Liberates you 552, I Foliates you 29, Leaf MA-19.173. The abilities of Mr. Horoit for this act like Unique Administrator of the Society plows of the writing of seizure granted before the Notary of Marbella D. Alvaro E. Rodriquez Espinosa, the day June of 1998, 23 with the num. 2.319 of its protocol, like Annexed I of this contract accompanies copy of the one mentioned writing.

The second of them, D. Francisco Fort, in numbre and representation of Dna.Melanie Griffith, bigger than age, North American, with home in California, USE, and passport 700972366 -, according to be able to granted before the Notary of Benalmadena Dna. Ma of the Nieves Garcia Inda, with dates August 31 2000, to the n. 1.588 of their protocol, like I Annex II of this contract he/she accompanies copy of the one mentioned writing.

THEY EXPOSE

I. - That I.T.S. it is to society limited Spaniard dedicated shortly to the benefit of services of telecommunications and this interested one in the realization from to bell of publicity tendente to give to know this Society likewise in the whole national and understanding market of the products that he/she offers and of the quality of the same ones, for the exposed ends he/she wants to have the services of Dna Melanie Griffith actress of grateful international prestige.

II - That Mr. Fort manifest that their represented this intersada in participating in the project mentioned in the exponendo I, for that which lent their services in the form in that it is made to pact document presently.

III. That both parts, being recognized legal capacity mutually to hire and to put under an obligation, they have suited in the grant of the present CONTRACT OF READS YOU OF SERVICES that will be governed by that prepared in the effective Spanish Legislacio and in to

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very special way for the following ones

CLAUSES

FIRST. It constitutes the object of this contract the services that Dna. Melanie Griffith lent in favor of I.T.S. for the bell of publicity referred in the previous exponendos and that he/she will have ace end to diffuse the products of I.T.S. in principle at Regional level and later on at National level. This services will consist on the television recording of to commercial one for their emission in different channels so much local ace national, and in the benefit of their image for their insert in cards of telephony prepago of I.T.S., posters and advertising barriers, and in the benefit of their voice for the recording of to radio cradle.

SECOND. The filming of the commercial one, the recording of the cradle and the photographic sessions will verify during the month of November of 2000 and the duration of the referred recording doesn't rot exeder of 4 days. To such an effect, the parts, assisting to the professional and personal commitments of Dna. Melanie Griffith commits to determines with enough advance that four days of the month of November of 2000 it plows the suitable ones for the recording of the commercial one, of the cradle and of the photographic session.

THIRD. They will be of bill of I.T.S. all the dezplazamiento expenses in first class, lodging in five stars' hotels and maintenance of Dna. Melanie Griffith during the cheats in that the benefit of the services object of this contract lasts, ace well ace of its possible companions provided both parts consider it justified and reasonable.

FOURTH. The environment of diffusion of the advertising bell will be bounded exclusively to the Spanish national territory, being him specifically forbidden to the society I.T.S. the uses of the image or the voice of Mrs. Griffith outside of this territory.

FIFTH. The advertising bell will have to limited duration that also noticed the moment in that you/they plows determined in that four days of the month of November were carried out the benefit of services.

SIXTH. For the realization of their bell of publicity I.T.S. it will be free of choosing the Agency of Publicity with which worked, although for the content of the same one he/she will abide to that specified in the Clause Eleventh of the present contract.

SEVENTH. Dna. Melanie Griffith puts under an obligation during all the validity of the advertising bell to not to lend these same services with any other company of the sector that could concerns or to believes you obstacle now with the contracting,

OCTAVE. Keeping in mind the imminent exit in bag of I.T.S. in the American market (NASDAQ) and the emission of actions of the company like I.T.S. EUROPE INCORPORATES, ace consideration for these services I.T.S. he/she puts under an obligation to pay Dna. Melanie Griffith the sum of TO MILLION TWO HUNDRED THOUSAND DOLLARS U.S.A. (1.200.000) in Actions of the same one and in to it sails payment that will be carried out in the moment from the exit to Bag, being in that moment in price but I get off the action, this payment was orchestrated by

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means of to you certify yourself of the issuing organ in the one which you to reflect the actions of its property with the detailed numeration and the price of the same one.

NOVENA. I.T.S. it exempts Mrs. Griffith of any type of responsibility that could be derived of the uses of the products on which the advertising bell turns, assuming the compensations that it could eventual correspond he/she marries of exercise of judicial actions for such to circumstance.

TENTH. On the other hand Dna. Melanie Griffith puts under an obligation to protect the commercial secrets, technicians and of production of I.T.S., and in consequence, don't rot desvelar the knowledge that he/she has regarding them, ace well ace you calculates you of business, it leaves systems, commercial politics, bells and new launchings, clientele and similar questions to those that he/she has access for reason of its performance. The nonfulfillment of the conventional confidentiality, when it is it during the life of the present contract, he/she will give place to the resolution of the same one, without right to compensation.

ELEVENTH. Ace suspensive condition he/she settles down for both parts that the effectiveness of the present contract is subordinated to the expressed approval on the part of Dna. Melanie Griffith or person that it represents it of the commercial script that is sought to rotates you, of the cradle and of the pictures that will be exposed in this advertising bell.

DECIMOSEGUNDA. The notifications and communications that by virtue of the willing of this contract should make among the parts, they were carried out in writing, in way fehaciente to the homes of their representatives pointed out in the heading of the same one.

Any home change will be notified to the other part with, at least, seven (7) days of advance, being considered validly made the communications or notificacions directed to the home pointed out in this contract, in he/she marries the notification of the change of the home is not carried out in the mentioned term.

THIRTEENTH. For any doubt, divergence or question that it could be derived of the life or execution of the present contract, the parts with renouncement of their own jurisdiction if the tuvieren, they undergo the Tribunals and Tribunals of Malaga expressly.

And in confirmidad test, both parts sign, for copy the present contract with intention of putting under an obligation in the place and indicated dates. ut supra..

I.T.S. EUROPE, S.L.                       MELANIE GRIFFITH

s/ Yves Horoit                                s/ Francisco Fort Ruiz